UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HEALTHCARE SERVICES GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

These additional proxy materials are being filed to include certain disclosures (as described below) in Healthcare Services Group, Inc.’s Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2021 (the “2021 Proxy Statement”). Except as specifically discussed in this Explanatory Note, these supplemental materials do not otherwise supplement any other disclosures in the 2021 Proxy Statement. In addition, these supplemental materials do not reflect events occurring after the date of the 2021 Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

If you are a stockholder and you have already voted, you do not need to vote again unless you desire to change or revoke your prior vote on any proposal.

Supplemental Disclosures

Board Diversity

The HCSG Board of Directors is diverse by gender, race/ethnicity and disability, as well as by other skills, qualifications and attributes valued by our Board, management and shareholders. The Board casts a wide net when conducting searches for potential Board members. It seeks directors who bring a diverse array of relevant knowledge, skills, experiences, views, and attributes to our Board. Our Board also considers diversity in its many forms when it reviews Board refreshment more generally. Our Board also regularly evaluates and updates its disclosure practices to be aligned with evolving best practices.